Exhibit 10.9

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (the “Agreement”) is made effective as of MARCH 1, 2025, between Chris Dodigovic (“Chris”), and Little West LLC (“Company”). The parties agree to the below:

RECITALS:

The Company wishes to secure the services of the Executive as Chief Executive Officer (CEO) of the Company (with such other duties and/or offices in the Company or its affiliates as may be assigned by the Company, its Board of Directors, chief executive officer or other senior executive officers and as agreed to by Executive) upon the terms and conditions hereinafter set forth, and the Executive wishes to render such services to the Company upon the terms and conditions hereinafter set forth.

1.	Services. Company hereby employs the employee to perform the following Chief Executive Officer services (“Services”) in accordance with the terms and conditions set forth in this Agreement:

Oversee Team: Manage department heads (production, sales, marketing, finance, operations) and ensure alignment with company goals.

Production: Ensure efficient, compliant, and high-quality juice production with strong supplier management.

Sales: Drive sales across retail, wholesale, and ecommerce; build distributor and key account relationships.

Growth: Lead new product launches, market expansion, and strategic partnerships; support funding and investor relations.

Leadership: Set company vision, track performance, and adapt strategies to stay competitive.

2.	Performance of Services. The employee shall personally perform the Services unless otherwise approved by the Company in writing. The employee shall determine the means by which the employee accomplishes the Services in accordance with this Agreement.

2.1.	Time Devoted by. The Employee shall spend as much time as needed on a weekly basis to perform the services hereunder. The amount of time may vary from day to day or week to week.

2.2.	Place Where Services Will Be Rendered. will perform most services in accordance with this Agreement at such place(s) or telephonically as determined is appropriate, except as specifically designated by the Company in connection with a specific activity.

2.3.	Employment of Others. The Company may, from time to time, request that the employee arrange for the services of others. The Company will pay all costs to the for those services, but in no event shall the employee employ others without the prior authorization of the Company.

2.4.	Compliance. , its employees, and agents will comply at all times with (a) all applicable laws and regulations of (a) the United States Securities Act of 1933 and Securities Exchange Act of 1934 as well as other relevant U.S. federal laws and applicable laws of any U.S. jurisdiction in which Services are provided, (b) all applicable Company rules, policies and standards, and (c) all security provisions in effect from time to time at Company’s premises with respect to access to premises and materials and information belonging to Company. will not use Company’s name in any promotional materials or other communications with third parties without Company’s prior written consent.

2.5.	Work for Others. The Company recognizes and agrees that the may perform similar services for other persons, provided that such services do not represent a conflict of interest or a breach of the ’s fiduciary duty to the Company.

3.	Compensation.

3.1.	Monthly Fee. Should Company succeed in obtaining a Listing, Company hopes to continue ’s services at a rate of $15,000 per month payable on the fifteenth (15th) of each month during the Term of this Agreement. In addition, may receive a discretionary bonus from the Company at times and in amounts in the Company’s sole discretion. Except as otherwise set forth herein, all monetary amounts referred to in this Agreement are in U.S. Dollars (USD).

3.2.	Listing Fee. Upon the Listing, the Company shall pay a success fee of $200,000, due and payable within (3) business days of the Listing.

3.3.	Equity. Upon the Listing, the Company shall issue 100,000 shares of its common stock (or foreign equivalent) which shall vest 25% per quarter, over the course of four (4) quarters (i.e. every 3 months).

4.	Expenses. The Company shall reimburse employee for all pre-approved expenses incurred and approved in writing by the Company.

5.	Term; Termination. This Agreement shall commence upon execution, is effective for twelve (12) months and will automatically renew for successive twelve (12) month terms unless either Party provides at least thirty (30) days’ written notice before the renewal date. Either Party may also terminate this Agreement at any time with thirty (30) days’ written notice, with all obligations incurred prior to termination remaining in effect. No expiration or termination of the Agreement shall affect the Company’s obligation to pay the full amount of compensation owed under the terms of this Agreement. If the date of termination of the occurs 90 days or less prior to a subsequent Listing, then notwithstanding the ’s terminated status, the Listing event will trigger the Company’s obligations to the as identified in §§ 3.2 & 3.3 as if no termination occurred.

6.	Confidential Information; Nondisclosure of Confidential Information. acknowledges that, pursuant to this Agreement, may be given access to or may become acquainted with certain information or trade secrets, or both, of the Company and its subsidiaries or affiliates in which the Company has invested, including but not limited to, confidential information and trade secrets regarding computer programs, designs, skills, patents, pending patents, copyrights, procedures, methods, documentation, plans, drawings, schematics, facilities, customers, policies, marketing, pricing, customer lists and other information and know-how all relating to or useful to the Company and its companies in which the Company has invested (collectively, the “Confidential Information”) and the exclusive property of the Company and its companies in which the Company has invested. During the term of this Agreement and for a period of five years thereafter, shall only disclose the Confidential Information in connection with its performance pursuant to this Agreement, subject to the terms and conditions of this Agreement, and otherwise, the shall not in any manner, either directly or indirectly, divulge, disclose or communicate to any person or entity, any of the Confidential Information. expressly agrees that the Confidential Information affects the successful and effective conduct of the Company and its companies in which the Company has invested business and its goodwill, and that any breach of the terms of this Section by the is a breach of this Agreement. Notwithstanding anything to the contrary contained in this Agreement, the shall not be prohibited from disclosing to third parties, or using without the prior written consent of the Company, information that (a) was, on the date of this Agreement, generally known to the public, (b) is as of the date of this Agreement known to the , as evidenced by written records in the possession of , (c) is subsequently disclosed to by a third party who is in lawful possession of such information and is not under an obligation of confidence; (d) is disclosed by the Company to third parties generally without restriction on use and disclosure, or (e) is required to be disclosed by law or a final order of a court or other governmental agency or authority of competent jurisdiction, provided, however, reasonable notice prior to any disclosure as required by applicable law or court process shall be given to the Company which would allow the Company sufficient time to attempt to obtain injunctive relief in respect to such disclosure.

7.	Indemnification. Company agrees to protect, defend, hold harmless, and indemnify (collectively “Indemnify” and “Indemnification”) , its subsidiaries, and its and their respective successors, assigns, directors, officers, employees, agents, and affiliates (collectively, “Indemnified Parties”) from and against all claims, demands, actions, suits, damages, liabilities, losses, settlements, judgments, costs, and expenses of or by a third party OR whether or not involving a claim by a third party, including but not limited to reasonable attorneys’ fees and costs (collectively, “Claims”), actually or allegedly, directly or indirectly, arising out of or related to (1) any breach of any representation or warranty of Company contained in this Agreement; (2) any breach or violation of any covenant or other obligation or duty of Company under this Agreement or under applicable law; (3) any third party Claims which arise out of, relate to or result from any act or omission of Company; and (4) any and all Claims against as a result of the services provided under this Agreement, in each case whether or not caused in whole or in part by negligence or otherwise of , or any other Indemnified Party, and whether or not the relevant Claim has merit.

8.	Legal Matters; Miscellaneous.

8.1.	Pro Rata Compensation. In the event that this Agreement is terminated by either party prior to completion of the Services but where the Services have been partially performed, the will be entitled to pro rata payment of the compensation set forth in Section 4 herein to the date of termination provided that there has been no breach of contract on the part of the.

8.2.	Dispute Resolution. The parties will first make a good faith effort to settle by negotiation any dispute regarding this Agreement. If a settlement has not been reached within 15 days of beginning that negotiation, then the dispute will be submitted for mediation. If a settlement has not been reached in the mediation proceeding, then either party may submit the dispute to binding arbitration by a mutually acceptable arbitrator, and the other party agrees to participate in that arbitration proceeding. If the parties cannot agree on an arbitrator, then each party will select one arbitrator, and those two arbitrators will select a third arbitrator who will conduct the arbitration. Any arbitration under this section will be conducted in Miami, Florida, pursuant to the Commercial Arbitration Rules of the American Arbitration Association then in effect, and judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction of the matter. However, this section will not apply to (a) actions for equitable relief, or (b) actions to enforce any mediation or arbitration award. In any action under the preceding clauses (a) or (b), each party waives all rights to a jury trial.

8.3.	Notices. Any notices required under this Agreement must be in writing by personal or courier delivery, facsimile transmission, or by registered or certified U.S. mail, return receipt requested, postage prepaid, must be delivered to address or facsimile number set forth below the parties’ signatures, or to any other address or facsimile number as specified by a party in writing, and will be deemed effective as of the date of personal or courier delivery, confirmed facsimile transmission, or two days after the date on the U.S. postmark affixed to the notice.

8.4.	General Provisions.

(a) Governing Law; Venue. This Agreement will be governed, interpreted and enforced in accordance with the laws of the Commonwealth of Delaware, without regard to conflict of law provisions. The parties agree that any action or proceeding filed relating to this Agreement will be commenced and maintained exclusively in the state courts located in Miami-Dade County, Florida, or the federal courts located in the Southern District of Florida. Each of the parties hereby expressly consents to the exclusive personal jurisdiction of such courts for any such action or proceeding.

(b) Entire Agreement. This Agreement constitutes the entire agreement and understanding of the parties with respect to the subject matter of this Agreement and may not be modified, altered or amended except in a writing executed by both parties to this Agreement.

(c) Headings. Headings in this Agreement are for convenience only and will not be considered in the interpretation of this Agreement.

(d) Notices. All notices, approvals, or requests in connection with this Agreement shall be in writing and shall be deemed given when delivered personally by hand or one business day after the day sent by overnight courier (in each case with written confirmation of receipt or transmission, as the case may be) at the following address (or to such other address as a party may have specified by notice to the other party pursuant to this provision):

Signature page to follow

Little West LLC		Chris Dodigovic

By:	/s/ Aditi Sabharwal	By:	/s/ Chris Dodigovic
Name:	Aditi Sabharwal	Name:	Chris Dodigovic
Title:	CFO	Title:	CEO

By:	/s/ Chris Dodigovic
Name:	Chris Dodigovic
Title:	CEO

Little West LLC

426 e 58th Street

Los Angeles, CA 90011